Exhibit 99.2

PART II

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K (“2013 Form 10-K”). For significant developments since the filing of the 2013 Form 10-K, refer to PFSI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Cautionary Statement Regarding Forward-Looking Statements

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes of PennyMac Financial Services, Inc. included within this Annual Report on Form 10-K.

Statements contained in this Annual Report on Form 10-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors,” as well as our consolidated financial statements, related notes, and the other financial information appearing elsewhere in this Annual Report on Form 10-K and our other filings with the United States Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this Annual Report on Form 10-K are made as of the date hereof and we assume no obligation to update or supplement any forward-looking statements.

Overview

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our consolidated results of operations and financial condition. Unless the context indicates otherwise, references in this Annual Report on Form 10-K to the words “we,” “us,” “our,” “PFSI” and the “Company” refer to PennyMac Financial Services, Inc.

Initial Public Offering and Recapitalization

On May 14, 2013, we completed an initial public offering (“IPO”) in which we sold approximately 12.8 million shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”) for cash consideration of $16.875 per share (net of underwriting discounts). With the net proceeds from the IPO, we bought Class A units of Private National Mortgage Acceptance Company, LLC (“PennyMac”) and became its sole managing member. We operate and control all of the business and affairs and consolidate the financial results of PennyMac.

Before the completion of the IPO, the limited liability company agreement of PennyMac was amended and restated to, among other things, change its capital structure by converting the different classes of interests held by its existing unitholders into Class A units. PennyMac and its existing unitholders also entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their Class A units for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions.

Before 2013, PennyMac made an election pursuant to Section 754 of the Internal Revenue Code which remains in effect. As a result of this election, an exchange results in a special adjustment for PFSI that may increase PFSI’s tax basis in certain assets of PennyMac that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that PFSI would otherwise be required to pay in the future and result in increases in investment in PennyMac deferred tax assets net of investment in PennyMac deferred tax liabilities.

As part of the IPO, we entered into a tax receivable agreement with the then-existing unitholders of PennyMac that provides for payment to such owners of 85% of the tax benefits, if any, that we are deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A units and (ii) certain other tax benefits related to our tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Our Company

We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital, and our management’s deep experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

PennyMac was founded in 2008 by members of its executive leadership team and two strategic partners, BlackRock Mortgage Ventures, LLC, together with its affiliates, and HC Partners LLC, formerly known as Highfields Capital Investments LLC, together with its affiliates.

We conduct our business in three segments, two in mortgage banking (loan production and loan servicing) and investment management.  Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC (“PLS”), is a non-bank producer and servicer of mortgage loans in the United States. Our principal investment management subsidiary, PNMAC Capital Management, LLC (“PCM”), is an SEC registered investment adviser. PCM manages PennyMac Mortgage Investment Trust (“PMT”), a mortgage real estate investment trust, listed on the New York Stock Exchange under the ticker symbol PMT. PCM also manages PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, both registered under the Investment Company Act, an affiliate of these funds, and PNMAC Mortgage Opportunity Fund Investors, LLC. We refer to these funds collectively as our “Investment Funds” and, together with PMT, as our “Advised Entities.”

Retrospective Adjustment of Previously Reported Business Segment Amounts

Since the date of our IPO, we have continued our development of internal management reporting. Such development has resulted in changes in the information that is used by our chief operating decision maker. Accordingly, during the quarter ended March 31, 2014, we re-evaluated this new information in relation to how we define our operating segments.

As a result of the new reporting used by our chief operating decision maker, we have concluded that our mortgage banking operations should be disclosed as two segments: loan production and loan servicing. Accordingly, the following segment disclosure includes three segments: loan production, loan servicing and investment management.

The loan production segment performs origination, acquisition and sale activities. The loan servicing segment performs servicing of newly originated mortgage loans and servicing of mortgage loans sourced and managed by the investment management segment, including executing the loan resolution strategy identified by the investment management segment relating to distressed mortgage loans. The investment management segment performs sourcing, due diligence, bidding and closing investment asset acquisitions, managing correspondent lending activities for PMT and managing the acquired assets for the Advised Entities.

Development of our internal management reporting has resulted in refinements to the way we allocate costs to our business activities. As a result the expenses we allocated to our investment management activities for the year ended December 31, 2013, increased by $9.4 million from $9.7 million as previously reported to $19.1 million, and certain other income we allocate among the segments decreased by $1.1 million, reducing investment management’s pre-tax net income from $46.6 million as previously reported to $36.1 million and increasing the net income attributable to our mortgage banking operations from $135.5 million as previously reported to $146.1 million for the year ended December 31, 2013.

The change in segment pre-tax income for the year ended December 31, 2013 is summarized below:

	Mortgage Banking
Pre-tax income	Loan production		Loan servicing		Total	Investment management	Total
	(in thousands)
As originally presented		*		*	$135,525	$46,601	$182,126
As adjusted	$126,020		$20,048		146,068	36,058	182,126
Change					$10,543	$(10,543)	$—

* Not previously reported

We did not have in place the reporting structure that enabled us to report on our three segments before 2013 and are therefore unable to retrospectively adjust our 2012 and 2011 segment information to conform to the 2013 presentation.

Mortgage Banking

Our mortgage banking activities are comprised of two segments: loan production and loan servicing. These segments are described below.

Loan Production Segment

We produce mortgage loans for sale through two production channels: correspondent lending and retail lending as described below:

•                  Correspondent Lending.  Our correspondent lending channel manages, on behalf of PMT and for our own account, the acquisition of newly originated, prime credit quality, first-lien residential mortgage loans that have been underwritten to investor guidelines. PMT acquires, from approved correspondent sellers, newly originated loans, primarily “conventional” residential mortgage loans guaranteed by the GSEs. For conventional loans, we perform fulfillment activities for PMT and earn a fulfillment fee for each loan purchased by PMT. In the case of government-insured loans, we purchase them from PMT at PMT’s cost plus a sourcing fee and fulfill them for our own account.

During the year ended December 31, 2013, we managed PMT’s acquisition of newly originated, prime credit quality, first lien residential mortgage loans with fair values totaling $32.0 billion. We purchased, for our own account, approximately $16.1 billion of government insured loans at fair value from PMT during the year ended December 31, 2013.

During the year ended December 31, 2012, we managed PMT’s acquisition of newly originated, prime credit quality, first lien residential mortgage loans with fair values totaling $22.4 billion. We purchased, for our own account, approximately $8.9 billion of government insured loans at fair value from PMT during the year ended December 31, 2012.

•                  Retail Lending.  Our retail lending channel originates new prime credit quality, first-lien residential conventional and government- insured mortgage loans on a national basis to allow customers to purchase or refinance their homes. We operate this channel through a consumer direct model, which relies on the Internet and call center-based staff to acquire and interact with customers across the country. We do not have a “brick and mortar” branch network and have been developing our consumer direct operations with call centers strategically positioned across the United States.

During the year ended December 31, 2013, we originated $1.1 billion of residential mortgage loans at fair value through our retail channel. During the year ended December 31, 2012, we originated $539.2 million of residential mortgage loans at fair value.

Loan Servicing Segment

Our loan servicing segment performs loan administration, collection and default activities, including the collection and remittance of loan payments; response to customer inquiries; accounting for principal and interest; holding custodial (impound) funds for the payment of property taxes and insurance premiums; counseling delinquent mortgagors; and supervising foreclosures and property dispositions. We service a diverse portfolio of loans both as the owner of MSRs and on behalf of other MSR or mortgage owners. We provide prime servicing for conventional and government- insured loans, as well as special servicing for distressed loans that have been acquired as investments by our Advised Entities, and loans in “private-label” MBS, which are securities issued by institutions that are not affiliated with any Agency.

During the year ended December 31, 2013, we increased our portfolio of loans that we serviced or subserviced from approximately $28.2 billion in UPB at December 31, 2012 to approximately $78.2 billion in UPB at December 31, 2013. During the year ended December 31, 2012, we increased our portfolio of loans that we serviced or subserviced from approximately $7.7 billion in UPB at December 31, 2011 to approximately $28.2 billion in UPB at December 31, 2012.

Investment Management Segment

We are an investment manager through an indirect subsidiary, PCM. PCM currently manages PMT and the Investment Funds, which had combined net assets of approximately $2.0 billion as of December 31, 2013. For these activities, we earn management fees as a percentage of net assets and incentive compensation based on investment performance.

Results of Operations

Our results of operations are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$138,013	$118,170	$13,029
Loan origination fees	23,575	9,634	669
Fulfillment fees from PennyMac Mortgage Investment Trust	79,712	62,906	1,747
Net loan servicing fees	90,010	40,105	28,667
Management fees	40,330	21,799	16,683
Carried interest from Investment Funds	13,419	10,473	12,596
Net interest expense	(1,041)	(1,525)	(343)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	41	817	23
Other	2,500	2,707	1,713
Total net revenue	386,559	265,086	74,784
Total expenses	204,433	146,763	60,085
Provision for income taxes	9,961	—	—
Net income	172,165	$118,323	$14,699
Less: Net income attributable to noncontrolling interest	157,765
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$14,400
Pre-tax income by segment (1):
Mortgage Banking
Loan production	$126,020
Loan servicing	20,048
	146,068	$93,178	$(4,142)
Investment Management	36,058	25,145	18,841
	$182,126	$118,323	$14,699
During the year:
Mortgage loans purchased and originated for sale:
Government-insured or guaranteed loans acquired from PMT at fair value	$16,113,806	$8,864,264	$577,852
Retail production at fair value, net	1,104,051	539,160	149,393
	$17,217,857	$9,403,424	$727,245
UPB of mortgage loans fulfilled for PMT	$15,225,153	$13,028,375	$505,317
At year end:
UPB of mortgage loan servicing portfolio
MSRs owned	$45,938,820	$11,254,705	$3,649,502
Subserviced	31,722,079	16,480,102	4,002,722
Mortgage loans held for sale	506,540	417,742	84,384
	$78,167,439	$28,152,549	$7,736,608
Net assets of Advised Entities
PennyMac Mortgage Investment Trust	$1,467,114	$1,201,336	$546,017
Investment Funds	557,956	591,154	620,078
	$2,025,070	$1,792,490	$1,166,095

(1)              The Company did not have in place the reporting structure that enabled it to report on its three segments before the year ended December 31, 2013 and is therefore unable to retrospectively adjust its segment information for the years ended December 31, 2012 and 2011 to conform with the presentation for the year ended December 31, 2013.

Comparison of the years ended December 31, 2013, 2012 and 2011

Net income for 2013 was $172.2 million, compared with $118.3 million for 2012 and $14.7 million for 2011. The increase in net income from the year ended December 31, 2012 to the year ended December 31, 2013 is primarily due to the growth in our mortgage servicing operations, growth in our loan production segment and growth in incentive fee income in our investment management segment.

Our mortgage loan production volume increased $7.8 billion or 83% in 2013 compared to 2012. Increased price competition in the mortgage market moderated the increase in our net gains on mortgage loans held for sale at fair value to an increase of $19.8 million or 17%. Our mortgage loan servicing portfolio grew to approximately $78.2 billion at December 31, 2013 from approximately $28.2 billion at December 31, 2012, an increase of approximately $50.0 billion, or 178%. This growth was supplemented by growth in management fees and carried interest of $21.5 million, or 67%, during the year ended December 31, 2013. These revenue increases were partially offset by increases in expenses totaling $57.7 million, or 39%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012.

Net income increased by approximately $103.6 million or 705% for the year ended December 31, 2012 when compared to the same period in 2011. The increase in net income from the year ended December 31, 2012 to the year ended December 31, 2011 was primarily due to the growth in the Company’s mortgage banking operations. Loan purchase and origination volume increased by approximately $8.7 billion or 1,197% in the year ended December 31, 2012 as compared to the year ended December 31, 2011, and the Company’s loan servicing portfolio was approximately $28.2 billion at December 31, 2012, an increase of $20.4 billion, or 264%, from December 31, 2011. This growth was supplemented by growth in the Company’s investment management segment due to an increase of $3.0 million, or 10%, in management fees and carried interest for the year ended December 31, 2012, compared to the year ended December 31, 2011. These revenue increases were partially offset by increases in expenses of approximately $86.7 million, or 144%, during the year ended December 31, 2012 as compared to the same period in 2011. We incurred these increases in expenses to accommodate the Company’s growth.

Net gains on mortgage loans held for sale at fair value

During the year ended December 31, 2013, we recognized net gains on mortgage loans held for sale at fair value totaling $138.0 million. This compares to net gains on mortgage loans held for sale at fair value totaling $118.2 million and $13.0 million during the years ended December 31, 2012 and 2011, respectively.

The increase in net gains on mortgage loans held for sale at fair value from the year ended December 31, 2012 to the year ended December 31, 2013 is due to the growth in the volume of IRLCs partially offset by increasing price competition in the mortgage market, which had a negative effect on our production margins compared to the year ended December 31, 2012. The net gains for the years ended December 31, 2013, 2012 and 2011 included $205.1 million, $90.5 million and $8.3 million, respectively, in fair value of MSRs received as part of proceeds on sales.

Our gains on mortgage loans held for sale are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Cash (loss) gain:
Sales proceeds	$(150,589)	$78,671	$182
Hedging activities	98,707	(70,916)	(8,578)
	(51,882)	7,755	(8,396)
Non-cash gain:
Receipt of MSRs in loan sale transactions	205,105	90,472	8,253
MSR recapture payable to PennyMac Mortgage Investment Trust	(709)	—	—
Provision for losses relating to representations and warranties on loans sold	(4,675)	(3,055)	(260)
Change in fair value relating to mortgage loans and hedging derivatives held at year end:
IRLCs	(17,179)	16,035	7,919
Mortgage loans	(4,207)	4,030	393
Hedging derivatives	11,560	2,933	5,120
	$138,013	$118,170	$13,029
During the year:
UPB of mortgage loans sold	$16,401,282	$8,545,915	$625,793
Interest rate lock commitments issued, net of cancellations:
Conventional mortgage loans	$989,350	$702,387	$171,779
Government-insured or guaranteed loans	14,816,066	9,413,801	779,660
	$15,805,416	$10,116,188	$951,439
Year end:
Fair value of mortgage loans held for sale	$531,004	$448,384	$89,857
Commitments to fund and purchase mortgage loans	$971,783	$1,576,174	$324,752
Increase (decrease) in net gains on mortgage loans held for sale at fair value due to:
Net change in fair value of IRLCs	$(33,214)	$8,116	$7,943
Volume of loans sold	77,729	93,625	5,804
Gain margin	(24,672)	3,400	(2,726)
Total change	$19,843	$105,141	$11,021

We recognize a substantial portion of our gain on mortgage loans held for sale at fair value before we fund or purchase the loan. In the course of our correspondent and retail lending activities, we issue IRLCs to PMT and to mortgage loan applicants. We recognize the value of IRLCs at the time we make a commitment to PMT or the borrower.

We estimate the fair value of an IRLC based on quoted Agency MBS prices, our estimate of the fair value of the MSRs we expect to receive in the sale of the loans and the probability that the mortgage loan will fund or be purchased as a percentage of the commitment we have made (the “pull-through rate”). We update our estimates of the value of the IRLCs as the mortgage loans move through the purchase or loan process for changes in our estimate of the probability the loan will fund and for changes in market interest rates.

An active, observable market for IRLCs does not exist. Therefore, we estimate the fair value of IRLCs using methods and assumptions we believe that market participants use in pricing IRLCs. The significant unobservable inputs used in the fair value measurement of the Company’s IRLCs are the pull-through rate and the MSR component of the Company’s estimate of the value of the mortgage loans we have committed to purchase. Significant changes in the pull-through rate and the MSR component of the IRLCs, in isolation, could result in a significant change in fair value measurement. The financial effects of changes in these inputs are generally inversely correlated as increasing interest rates have a positive effect on the fair value of the MSR component of IRLC value, but rising interest rates increase the pull-through rate for loans that have decreased in fair value.

Following is a quantitative summary of key unobservable inputs we used in the valuation of IRLCs:

	December 31,
	2013	2012
Key inputs	Range (Weighted average)
Pull-through rate	62.1% - 98.1%	61.6% - 98.1%
	(81.7)%	(79.1)%
MSR value expressed as:
Servicing fee multiple	2.0 - 5.0	3.2 - 4.2
	(3.7)	(4.0)
Percentage of UPB	0.4% - 2.4%	0.6% - 2.2%
	(0.9)%	(0.9)%

We receive non-cash proceeds on sale of mortgage loans in the form of MSRs. MSRs represent the value of a contract that obligates us to service mortgage loans on behalf of the purchaser of the loan in exchange for servicing fees and the right to collect certain ancillary income from the borrower. We recognize MSRs initially at our estimate of the fair value of the contract to service the loans.

As economic fundamentals influence the loans we sell with servicing rights retained change, our estimate of the fair value of MSRs will also change. As a result, we will record changes in fair value as a component of Net loan servicing fees for the MSRs we carry at fair value and we may recognize changes in fair value relating to our MSRs carried at the lower of amortized cost or fair value depending on the relationship of the asset’s fair value to its carrying value at the measurement date.

Following are the key inputs used in determining the fair value of MSRs at the time of initial recognition:

	Year ended December 31,
	2013		2012		2011
	Range (Weighted average)
	Fair value	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost
	(Amount recognized and UPB of underlying loans in thousands)
Amount recognized	$14,636	$190,468	$774	$89,698	$1,696	$6,557
UPB of underlying loans	$1,055,797	$15,316,315	$17,615	$8,524,533	$415,954	$449,715
Weighted-average servicing fee rate (in basis points)	33	29	28	27	27	31
Pricing spread(1)	7.4% - 14.4%	5.4% - 15.9%	7.5% - 9.9%	7.5% - 11.9%	8.3% - 14.0%	9.3% - 12.6%
	(10.2)%	(8.5)%	(8.4)%	(9.8)%	(11.7)%	(9.7)%
Annual total prepayment speed(2)	7.8% - 25.5%	7.6% - 42.5%	7.8% - 20.1%	6.7% - 17.8%	6.3% - 8.9%	5.6% - 7.9%
	(9.2)%	(8.8)%	(9.7)%	(8.5)%	(8.2)%	(6.8)%
Life (in years)	2.5 - 7.3	1.5 - 7.5	3.6 - 7.0	2.8 - 7.0	6.5 - 8.1	5.2 - 8.0
	(6.9)	(6.7)	(6.7)	(6.7)	(7.0)	(7.3)
Per-loan annual cost of servicing	$68 - $120	$68 - $120	$68 - $100	$68 - $100	$64 - $98	$61 - $98
	$(98)	$(102)	$(78)	$(99)	$(88)	$(96)

(1)                                 Pricing spread represents a margin that is applied to a reference interest rate’s forward rate curve to develop periodic discount rates. The Company applies a pricing spread to the United States Dollar LIBOR curve for purposes of discounting cash flows relating to MSRs acquired as proceeds from the sale of mortgage loans.

(2)                                 Annual total prepayment speed is measured using Conditional Prepayment Rate (“CPR”).

We also provide for our estimate of the future losses that we may be required to incur as a result of our breach of representations and warranties provided to the purchasers of the loans we sold. Our agreements with the Agencies include representations and warranties related to the loans we sell to the Agencies. The representations and warranties require adherence to Agency origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law.

In the event of a breach of our representations and warranties, we may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor or insurer. In such cases, we bear any subsequent credit loss on the mortgage loans. Our credit loss may be reduced by any recourse we have to correspondent lenders that sold such mortgage loans and breached similar or other representations and warranties. In such event, we have the right to seek a recovery of related repurchase losses from that correspondent lender.

We evaluate the adequacy of the balance of our recorded liability for losses under representations and warranties based on our loss experience and our assessment of future losses to be incurred relating to loans we have previously sold and which remain outstanding at the balance sheet date. The method used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimated future defaults and loan repurchase rates and the potential severity of loss in the event of defaults and the probability of reimbursement by the correspondent loan seller. We establish a liability at the time loans are sold and periodically update our liability estimate. The level of our liability for representations and warranties is approved by our senior management credit committee on a quarterly basis.

Following is a summary of our Liability for losses under representations and warranties in the consolidated balance sheets:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Balance at beginning of year	$3,504	$449	$189
Provision for losses on loans sold	4,675	3,055	260
Incurred losses	(56)	—	—
Balance at end of year	$8,123	$3,504	$449
UPB of mortgage loans subject to representations and warranties at year end	$23,637,202	$8,856,044	$679,247

Following is a summary of the repurchase activity and unpaid balance of mortgage loans subject to representations and warranties:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
During the year:
UPB of mortgage loans repurchased	$8,449	$4,399	$—
UPB of repurchased mortgage loans put to correspondent lenders	$3,593	$—	$—
Year end:
UPB of mortgage loans subject to pending claims for repurchase	$1,655	$2,582	$9,774

During the year ended December 31, 2013, we repurchased mortgage loans with unpaid balances totaling $8.4 million and charged $56,000 in incurred losses relating to these repurchases against our liability for representations and warranties. As the outstanding balance of loans we purchase and sell subject to representations and warranties increases and the loans sold season, we expect the level of repurchase activity to increase. As economic fundamentals change and as investor and Agency evaluation of their loss mitigation strategies, including claims under representations and warranties, change, the level of repurchase activity and ensuing losses will change, which may be material to us.

The level of the liability for losses under representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor demand strategies, and other external conditions that may change over the lives of the underlying loans. Our representations and warranties are generally not subject to stated limits of exposure. However, we believe that the current UPB of loans sold by us to date represents the maximum exposure to repurchases related to representations and warranties. We believe the amount and range of reasonably possible losses in relation to the recorded liability is not material to our financial condition or results of operations.

Our hedging activities relating to correspondent and retail lending primarily involve forward sales of our inventory and IRLCs as well as purchases of options to sell and options to purchase MBS.

Other loan production-related revenues

Loan origination fees increased $13.9 million in the year ended December 31, 2013 compared to the same period in 2012. The increase was due to growth in the volume of loans produced.

Loan fulfillment fees from PMT represent fees we collect for services we perform on behalf of PMT in connection with its acquisition, packaging and sale of mortgage loans. The loan fulfillment fees are calculated as a percentage of the UPB of the mortgage loans we fulfill for PMT. Summarized below are our fulfillment fees:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Fulfillment fee revenue	$79,712	$62,906	$1,747
UPB of loans fulfilled	$15,225,153	$13,028,375	$505,317

Fulfillment fees for 2013 were $79.7 million, compared to $62.9 million and $1.7 million for 2012 and 2011, respectively. The increase of $16.8 million in fulfillment fees during the year ended December 31, 2013 is due to the continuing growth in the volume of Agency-eligible and jumbo mortgage loans we fulfilled on behalf of PMT.

Net servicing fees

Our net servicing fees are summarized below.

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Net servicing fees:
Loan servicing fees
From non-affiliates	$61,523	$20,673	$11,493
From PennyMac Mortgage Investment Trust	39,413	18,608	13,204
From Investment Funds	7,799	11,716	14,523
Mortgage servicing rebate to Investment Funds	(700)	(885)	(2,772)
Ancillary and other fees	11,426	2,245	1,657
	119,461	52,357	38,105
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(29,451)	(12,252)	(9,438)
Net servicing fees	$90,010	$40,105	$28,667

Following is a summary of our loan servicing portfolio measured based on UPB:

	December 31,
	2013	2012
	(in thousands)
Loans serviced at year end:
Prime servicing:
Subserviced for Advised Entities	$26,788,479	$12,920,209
Owned MSRs—Originated	23,640,261	8,992,602
Owned MSRs—Acquisitions	21,328,765	990,461
Mortgage loans held for sale	506,540	417,742
Total prime servicing	72,264,045	23,321,014
Special servicing:
Subserviced for Advised Entities	4,844,239	3,559,893
Owned MSRs—Acquisitions	969,794	1,271,642
Subserviced for non-affiliates	89,361	—
Total special servicing	5,903,394	4,831,535
Total loans serviced	$78,167,439	$28,152,549

Total loan servicing fees increased $67.1 million during the year ended December 31, 2013 compared to 2012. The increase in the year ended December 31, 2013 was primarily due to an increase of $40.9 million in loan servicing fees from non-affiliates due to growth in our portfolio of loans serviced as a result of our ongoing sales of mortgage loans with servicing rights retained and bulk purchases of MSRs; an increase of $20.8 million in loan servicing fees from PMT due to growth in the volume of loans we service and subservice for PMT; and an increase of $9.2 million in ancillary fees due to growth in the portfolios of mortgage loans serviced, partially offset by a decrease in loan servicing fees net of mortgage servicing rebate from the Investment Funds of $3.7 million. This decrease was due to the decrease in the principal balance in the Investment Funds’ mortgage loan portfolios as these portfolios liquidate following the end of the Investment Funds’ investment commitment periods on December 31, 2011.

Amortization, impairment and change in estimated fair value of mortgage servicing rights are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Effect of MSRs:
Amortization	$19,251	$4,039	$61
Provision for impairment of MSRs carried at lower of amortized cost or fair value	1,644	2,908	70
Change in fair value MSRs carried at fair value due to:
Change in valuation inputs or assumptions used in valuation model	(659)	1,550	5,323
Realization of cash flows	5,501	5,124	3,984
	25,737	13,621	9,438
Change in fair value of excess spread financing	2,423	—	—
Hedging losses (gains)	1,291	(1,369)	—
	3,714	(1,369)	—
Total amortization, impairment and change in fair value of MSRs	$29,451	$12,252	$9,438
Ending MSRs:
At lower of amortized cost or fair value	$258,751	$89,177	$6,426
At fair value	224,913	19,798	25,698
	$483,664	$108,975	$32,124

Amortization, impairment and change in estimated fair value of mortgage servicing rights increased $17.2 million from $12.3 million to $29.5 million for the year ended December 31, 2013. The increase in amortization, impairment and change in estimated fair value during the year ended December 31, 2013 as compared to the year ended December 31, 2012 was due primarily to growth in our investment in MSRs between 2012 and 2013, which caused an increase in amortization of the asset.

Impairment and changes in fair value of MSRs have a significant effect on net servicing fees, driven primarily by our monthly re-estimation of the fair value of MSRs. As our investment in MSRs grows, we expect that the effect of impairment and changes in fair value will have an increasing influence on our net income. The fair value of MSRs is difficult to determine because MSRs are not actively traded in observable stand-alone markets. Considerable judgment is required to estimate the fair values of these assets and the exercise of such judgment can significantly affect our earnings.

Our MSR valuation process combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value at each balance sheet date. The cash flow and prepayment assumptions used in our discounted cash flow model are based on market factors and include the historical performance of our MSRs, which we believe are consistent with assumptions and data used by market participants valuing similar MSRs.

The key inputs used in the valuation of MSRs include mortgage prepayment and default rates of the underlying loans, the applicable discount rate, and cost to service loans. These variables can, and generally do, change from period to period as market conditions change. Therefore our estimate of the fair value of MSRs changes from period to period. Our valuation committee reviews and approves the fair value estimates of our MSRs.

We account for MSRs at either our estimate of the asset’s estimated fair value with changes in fair value recorded in current period income or using the amortization method with the MSRs carried at the lower of amortized cost or estimated fair value based on how we finance certain of our MSR purchases and whether we believe the underlying mortgages are sensitive to prepayments resulting from changing market interest rates. We have identified an initial mortgage interest rate of 4.5% for MSRs originated through our lending activities as the threshold for whether such mortgage loans are sensitive to changes in interest rates:

•                  Our risk management efforts in connection with MSRs relating to mortgage loans originated through our lending activities with initial interest rates of more than 4.5% are aimed at moderating the effects of changes in interest rates on the assets’ values.

•                  For MSRs relating to mortgage loans with initial interest rates of less than or equal to 4.5% that were acquired as a result of our lending activities, we have concluded that such assets present different risks than MSRs relating to mortgage loans with initial interest rates of more than 4.5% and therefore require a different risk management approach. Our risk management efforts relating to these assets are aimed at moderating the effects of non-interest rate risks on fair value, such as the effect of changes in home prices on the assets’ values. We have identified these assets for accounting using the amortization method.

•                  MSRs purchased for which a financing in the form of ESS cash flows has been recorded are accounted for at fair value. The ESS financing at fair value is accounted for at fair value to align the accounting for the MSR with the related liability.

Our MSRs are summarized by the basis on which we account for the assets below:

	December 31,
Basis of Accounting	2013	2012
	(in thousands)
Fair value	$224,913	$19,798
Lower of amortized cost or fair value:
Amortized cost	$263,372	$92,155
Valuation allowance	(4,621)	(2,978)
Carrying value	$258,751	$89,177
Fair value	$269,422	$91,028
Total MSR:
Carrying value	$483,664	$108,975
Fair value	$494,335	$110,826
UPB of mortgage loans underlying MSRs	$45,938,820	$11,254,705

Key inputs used in determining the fair value of MSRs are as follows:

Purchased MSRs backed by distressed mortgage loans

	December 31,
	2013		2012
	Range (Weighted average)
	Fair value	Amortized cost	Fair value	Amortized cost
	(Carrying value, UPB of underlying loans and effect on value amounts in thousands)
Carrying value	$10,129	—	$12,370	—
UPB of underlying loans	$969,794	—	$1,271,478	—
Weighted-average note rate	5.80%	—	6.01%	—
Weighted-average servicing fee rate (in basis points)	50	—	50	—
Discount rate	15.3% - 15.3%	—	15.3% - 15.3%	—
	(15.3)%	—	(15.3)%	—
Average life (in years)	5.0 - 5.0	—	5.0 - 5.0	—
	(5.0)		5.0
Prepayment speed(1)	11.4% - 11.4%	—	10.7% - 10.7%	—
	(11.4)%	—	(10.7)%	—
Per-loan cost of servicing	$218 - $218	—	$270 - $270	—
	$(218)	—	$(270)	—

(1)                                 Prepayment speed is measured using CPR.

All other MSRs

	December 31,
	2013		2012
	Range (Weighted average)
	Fair value	Amortized cost	Fair value	Amortized cost
	(Carrying value, UPB of underlying loans and effect on value amounts in thousands)
Carrying value	$214,784	$258,751	$7,428	$89,177
UPB of underlying loans	$22,469,179	$22,499,847	$1,166,765	$8,730,686
Weighted-average note rate	4.48%	3.65%	5.22%	3.65%
Weighted-average servicing fee rate (in basis points)	32	29	26	28
Pricing spread(1)	2.9% - 18.0%	6.3% - 14.5%	7.5% - 19.5%	7.5% - 16.5%
	(7.5)%	(8.7)%	(10.6)%	(9.8)%
Average life (in years)	0.1 - 14.4	1.5 - 7.3	0.2 - 14.4	2.5 - 6.9
	(6.2)	(7.0)	(5.0)	(6.6)
Prepayment speed(2)	7.8% - 50.8%	7.6% - 42.5%	9.0% - 84.2%	8.7% - 28.3%
	(9.7)%	(8.0)%	(19.2)%	(9.2)%
Per-loan cost of servicing	$68 - $115	$68 - $100	$68 - $140	$68 - $140
	$(87)	$(99)	$(76)	$(99)

(1)                                 Pricing spread represents a margin that is applied to a reference interest rate’s forward curve to develop periodic discount rates. The Company applies a pricing spread to the United States Dollar LIBOR curve for purposes of discounting cash flows relating to MSRs acquired as proceeds from the sale of loans and purchased MSRs not backed by pools of distressed mortgage loans.

(2)                                 Prepayment speed is measured using CPR.

Management fees and Carried Interest

Management fees and carried interest are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Management Fees:
PennyMac Mortgage Investment Trust:
Base management fee	$19,644	$12,436	$6,740
Performance incentive fee	12,766	—	—
	32,410	12,436	6,740
Investment Funds	7,920	9,363	9,943
	$40,330	$21,799	$16,683
Carried Interest	$13,419	$10,473	$12,596
Total management fees and carried interest	$53,749	$32,272	$29,279
Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$1,467,114	$1,201,336	$546,017
Investment Funds	557,956	591,154	620,078
	$2,025,070	$1,792,490	$1,166,095

Management fees from PMT increased $20.0 million in the year ended December 31, 2013 compared to the same period in 2012. The increase was due primarily to:

•                  Base management fees increased due to an increase in PMT’s shareholders’ equity upon which its management fee is based by $265.8 million or 22% from December 31, 2012 through December 31, 2013. PMT’s average shareholders’ equity increased by 459.5 million, or 53%, from 2012 to 2013. The growth in PMT’s shareholders’ equity occurred in the second half of 2012, therefore we did not benefit from a higher shareholders’ equity base until the latter half of 2012.

•                  We recognized incentive fees of $12.8 million for the year ended December 31, 2013. These fees were not recognized during 2012 or 2011. We recognized performance incentive fees during 2013 as a result of the amendment to our management agreement with PMT effective February 1, 2013, which changed the basis on which profitability is measured for incentive fee purposes. Under the amended agreement, profitability is primarily based on net income determined in compliance with U.S. GAAP. Previously, the agreement based profitability on U.S. GAAP net income generally excluding non-cash gains and losses.

Partially offsetting the increases in management fees from PMT, management fees from the Investment Funds decreased $1.4 million from December 31, 2012 to December 31, 2013. The decrease was due to decreases in the Investment Funds’ net asset values as a result of continued distributions to the Investment Funds’ investors following the end of the Investment Funds’ investment commitment periods at December 31, 2011, which reduced the investment base on which the management fees are computed.

Carried interest from Investment Funds increased $2.9 million from $10.5 million for the year ended December 31, 2012 to $13.4 million for the year ended December 31, 2013. The increase was primarily due to valuation gains in the Investment Funds’ loan portfolios, which reflect increases in demand for performing distressed mortgage loans, increases in the value of the loans as they proceed through the resolution process and continuing increases in collateral valuations for the properties underlying the Investment Funds’ loans.

Other revenues

Net interest expense decreased $484,000 from $1.5 million for the year ended December 31, 2012, to $1.0 million for the year ended December 31, 2013 due to growth in our average inventory of mortgage loans held for sale combined with an increase in the net interest margin relating to such loans during 2013 as compared to 2012. Net interest income relating to our interest earning assets is offset by the cost of financing our non-interest earning assets—primarily MSRs and certain of our servicing advances.

The results of our holdings of common shares of PMT, which is included in Changes in fair value of investment in, and dividends received from PMT are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Dividends	$216	$167	$138
Change in fair value	(175)	650	(115)
	$41	$817	$23
Fair value of PennyMac Mortgage Investment Trust shares at year end	$1,722	$1,897	$1,247

Change in fair value of investment in and dividends received from PMT decreased $776,000 in the year ended December 31 2013 compared to the same period in 2012. The decrease was primarily due to a decrease in the fair value of our investment in common shares of PMT as of December 31, 2013 as compared to the appreciation in value of our investment in common shares of PMT during 2012. During the three years ended December 31, 2013, we held 75,000 common shares of PMT.

Expenses

Our compensation expense is summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Salaries and wages	$101,064	$61,300	$30,128
Incentive compensation	24,929	30,607	10,803
Taxes and benefits	16,125	9,025	3,672
Stock and unit-based compensation	6,458	23,082	2,876
	$148,576	$124,014	$47,479
Average headcount	1,331	732	317
Year end headcount	1,373	1,028	435

Compensation expense increased $76.5 million and $24.6 million from $47.5 million for the year ended December 31, 2011 to $124.0 million for the year ended December 31, 2012 to $148.6 million for the year ended December 31, 2013. The increase in compensation expense was due to the development of and growth in our loan production and loan servicing segments as well as growth in the level of assets managed and serviced for PMT, partially offset by decreases in unit-based compensation relating to PennyMac Class A unit awards as well as reduced accruals for cash-based incentive compensation between 2012 and 2013.

Stock and unit-based compensation expense increase during 2012 as compared to 2011 and 2013 due to unit grants made to certain members of PennyMac’s management under its 2011 Incentive Plan. Such awards vested on January 1, 2013. We expect stock-based compensation to increase in future years as a result of equity-based grants made on June 13, 2013 and future grants under the 2013 Equity Incentive Plan. However, based on current outstanding equity award grants we do not expect to incur stock-based compensation expense at the level recorded during 2012.

Professional services expense increased $1.7 million and $5.0 million from $3.9 million and $5.6 million for the years ended December 31, 2011 and December 31, 2012 to $10.6 million for the year ended December 31, 2013. The increases were due to growth in the size of our operations and the cost of being a public company.

Loan origination expense increased $2.8 million and $6.9 million from $185,000 and $3.0 million for the years ended December 31, 2011 and December 31, 2012 to $9.9 million for the year ended December 31, 2013. The increases were due to growth in our loan origination volume and to changes in our fee structure which resulted in many of our fees being charged to correspondent lenders on an other-than pass-through basis. As a result of this change in structure, we recognized both the fee income and expense during 2013 as compared to “passing through” these items on a net basis during 2012.

Technology expense increased $2.5 million and $4.8 million from $2.0 million and $4.4 million for the years ended December 31, 2011 and December 31, 2012 to $9.2 million for the year ended December 31, 2013. The increases were due to growth in the size of our operations.

Marketing expense increased $586,000 and $8.2 million from $346,000 and $932,000 for the years ended December 31, 2011 and December 31, 2012 to $9.1 million for the year ended December 31, 2013. The increase in 2013 was primarily due to an increase in direct mail solicitations and online advertising incurred to promote our retail loan origination business.

Servicing expense increased $1.3 million and $3.4 million from $2.3 million and $3.6 million for the years ended December 31, 2011 and December 31, 2012 to $7.0 million for the year ended December 31, 2013. The increases were due to growth in our mortgage servicing portfolio.

Occupancy expense increased $1.3 million from $1.5 million for the year ended December 31, 2012 to $2.8 million for the year ended December 31, 2013. The increase was primarily due to growth in the size of our operations. Occupancy expense decreased $464,000 during the year ended December 31, 2012 from $2.0 million to $1.5 million due to recognition of a lease abandonment charge relating to the relocation of our offices to a larger facility to accommodate our growth, partially offset by increased costs related to our larger facility.

Expenses Allocated to PMT

PMT reimburses us for other expenses, including common overhead expenses incurred on its behalf by us, in accordance with the terms of our management agreement. The expense amounts presented in our income statement are net of these allocations. Expense amounts allocated to PMT during the years ended December 31, 2013, 2012 and 2011 are summarized below:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Technology	$3,876	$1,158	$1,094
Occupancy	2,174	1,374	1,091
Depreciation and amortization	1,393	590	324
Other	2,980	1,067	1,472
Total expenses	$10,423	$4,189	$3,981

The amount of total expenses that we allocated to PMT increased $6.2 million from $4.2 million in the year ended December 31, 2012 to $10.4 million for the year ended December 31, 2013. The increase was due to growth in our overhead expenses as well as growth in PMT’s balance sheet, resulting in an increase in the proportion of our overhead expenses being allocated to PMT.

Provision for Income Taxes

For the year ended December 31, 2013, our effective tax rate was 5.5%. The difference between our effective tax rate and the statutory rate is primarily due to the allocation of earnings to the noncontrolling interest unitholders. As the noncontrolling unitholders convert their ownership units into our shares, we expect an increase in allocated earnings that will be subject to corporate federal and state income taxes